 Exhibit (a)(1)(E)
Offer to Purchase
Warrants to Acquire Shares of Class A Common Stock
of
Mondee Holdings, Inc.
THE OFFER AND WITHDRAWAL RIGHTS EXPIRE ONE MINUTE AFTER 11:59 P.M.,
EASTERN TIME, ON OCTOBER 17, 2022,
UNLESS THE OFFER IS EXTENDED.
September 16, 2022
To Our Clients:
Enclosed for your consideration are the Offer to Purchase and Consent Solicitation dated September 16, 2022 (the “Offer to Purchase”) and the related Letter of Transmittal and Consent (the “Letter of Transmittal and Consent” and, together with the Offer to Purchase and any amendments or supplements thereto, collectively, the “Offer”) in connection with the Offer by Mondee Holdings, Inc., a Delaware corporation (“Mondee” or the “Company”), to holders of (a) 12,059,985 outstanding publicly traded warrants to purchase Class A common stock which were publicly issued and sold as part of units of the Company, formerly known as ITHAX Acquisition Corp. (“ITHAX”), in connection with the initial public offering of ITHAX’s securities on February 1, 2022 (the “ITHAX IPO”), which entitle such warrant holders to purchase one share of the Company’s Class A common stock at an exercise price of $11.50, subject to adjustments (the “Public Warrants”), and (b) 337,500 outstanding warrants to purchase Class A common stock which were privately issued and sold in connection with the ITHAX IPO based on an exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), which entitle such warrant holders to purchase one share of the Company’s Class A common stock at an exercise price of $11.50, subject to adjustments (the “Private Placement Warrants” and together with the Public Warrants, the “Warrants”), the opportunity to receive, upon the terms and subject to the conditions of the Offer, $0.65 in cash, without interest (the “Offer Purchase Price”) and less any required withholding taxes, for each outstanding Warrant tendered.
As part of the Offer, the Company is also soliciting consents from the holders of the Warrants to amend the Amended and Restated Warrant Agreement, dated as of July 18, 2022, by and between the Company and Continental Stock Transfer & Trust Company (the “Warrant Agreement”), which governs all of the Warrants (the “Warrant Amendment”), to permit the Company to redeem each outstanding Warrant for $0.01 in cash, without interest (the “Redemption Price”), which Redemption Price is 98% less than the Offer Purchase Price. Pursuant to the terms of the Warrant Agreement, the consent of holders of at least a majority of the outstanding Public Warrants is required to approve the Warrant Amendment as it relates to the Public Warrants and the consent of holders of at least a majority of the outstanding Private Placement Warrants as it relates to the Private Placement Warrants. Holders of the Warrants who desire to tender their Warrants pursuant to the Offer are required to consent to the Warrant Amendment. The foregoing is only a summary of the Warrant Amendment, and is qualified by reference to the full text of the Warrant Amendment, set forth as Annex A to the Offer to Purchase.
The Offer is open for all outstanding Public Warrants and all outstanding Private Placement Warrants.
All tenders must be in proper form as described in Section 2 of the Offer to Purchase to be valid.
We are the holder of record of Warrants held for your account. As such, we are the only ones who can tender your Warrants, and then only pursuant to your instructions. We are sending you the Letter of Transmittal and Consent for your information only; you cannot use it to tender Warrants we hold for your account.
Please instruct us as to whether you wish us to tender any or all of the Warrants we hold for your account upon the terms and subject to the conditions of the Offer.

Please note the following:
1.
You may tender your Warrants for the Offer Purchase Price, as indicated in the attached Instruction Form.

2.
The Offer is subject to certain conditions set forth in the Offer to Purchase under Section 10.

3.
The Offer and withdrawal rights will expire one minute after 11:59 p.m., Eastern Time, at the end of the day on October 17, 2022, unless Mondee extends the Offer period.

4.
The Offer is for up to 12,059,985 Public Warrants, constituting 100% of the Company’s outstanding Public Warrants as of September 12, 2022 and up to 337,500 Private Placement Warrants, constituting 100% of the Company’s outstanding Private Placement Warrants as of September 12, 2022.

5.
Tendering Warrant holders who are registered Warrant holders or who tender their Warrants directly to the Continental Stock Transfer & Trust Company, as the Depositary, will not be obligated to pay any brokerage commissions or fees, solicitation fees, or, except as set forth in the Offer to Purchase and the Letter of Transmittal and Consent.

If you wish to have us tender any or all of your Warrants, please so instruct us by completing, executing, detaching and returning the attached Instruction Form.
Your prompt action is requested. Your instruction form should be forwarded to us in ample time to permit us to submit a tender on your behalf before the Expiration Date of the Offer. Please note that the Offer and withdrawal rights will expire one minute after 11:59 p.m., Eastern Time, at the end of the day on October 17, 2022, unless the Offer period is extended.
The Offer is being made solely pursuant to the Offer to Purchase and Consent Solicitation and the Letter of Transmittal and Consent and is being made to all record holders of the Public Warrants and Private Placement Warrants. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Public Warrants or Private Placement Warrants residing in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the securities laws of that jurisdiction.
The Company’s Board of Directors has approved the Offer. However, neither the Company, its Board of Directors, nor the Depositary, the Information Agent or Dealer Manager or any other person makes any recommendation to Warrant holders as to whether to tender or refrain from tendering their Warrants. Warrant holders must make their own decision as to whether to tender their Warrants and, if so, how many Warrants to tender. In doing so, Warrant holders should read carefully the information set forth or incorporated by reference in the Offer to Purchase and in the Letter of Transmittal and Consent, including the purposes and effects of the Offer.
It is the Company’s current intent not to conduct another tender offer to purchase the Warrants. However, the Company reserves the right to do so in the future, including by redemption of the Public Warrants if and when the Company is permitted to do so pursuant to the terms of the Public Warrants. The Private Placement Warrants are not currently subject to redemption by the Company.
INSTRUCTION FORM WITH RESPECT TO
Offer to Purchase
Outstanding Warrants to Acquire Class A Common Stock
of
Mondee Holdings, Inc.
The undersigned acknowledge(s) receipt of your letter and the enclosed Offer in connection with the Offer by Mondee to holders of (a) 12,059,985 outstanding Public Warrants and (b) 337,500 outstanding Private Placement Warrants of the opportunity to receive, upon the terms and subject to the conditions of the Offer $0.65 in cash, without interest and less any required withholding taxes, for every outstanding Warrant tendered by the holder.

The undersigned hereby instruct(s) you to tender to the Company the number of Warrants indicated below for the account of the undersigned, on the terms and subject to the conditions of the Offer.
This Instruction Form will instruct you to tender to the Company the number of Warrants indicated below which are beneficially owned by (us) (me) and registered in your name, upon the terms and subject to the conditions set forth in the Offer.

NUMBER OF WARRANTS TO BE TENDERED HEREBY:                   WARRANTS
The method of delivery of this document is at the election and risk of the tendering Warrant holder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.
SIGN HERE
Account Number:	Signature(s):
Print Name(s):
Address(es):
Area Code and Telephone Number:
Taxpayer Identification or Social Security Number:
Date: